EXHIBIT 99.4





Contact:

Stephen A. Orr
Vice President, Investor Relations
415-983-8169


    HOMESTAKE MINING COMPANY AND PRIME RESOURCES GROUP INC. AGREE ON PROPOSED EXCHANGE RATIO FOR HOMESTAKE'S ACQUISITION OF THE MINORITY INTEREST IN PRIME


         San Francisco, CA - September 11, 1998 - Homestake Mining Company (NYSE: HM) and Prime Resources Group Inc. (TSE, VSE, AMEX: PRU) announced today that the Boards of Directors of both companies have agreed on an exchange ratio for Homestake's acquisition of the 49.4% of Prime not already owned by Homestake. Under the terms of the revised offer, for each Prime share owned by them, Prime shareholders (other than Homestake) will have the choice of receiving 0.74 of a Homestake common share or 0.74 of a Homestake Canada Inc.
(HCI) exchangeable share. Each HCI exchangeable share will be exchangeable at any time for one Homestake common share, and will have dividend and voting rights equivalent to those of one Homestake common share. Based on the relative closing prices for Homestake and Prime common shares on May 22, 1998 (the last trading day for both securities prior to announcement of Homestake's original proposal), the revised offer represents a 23.2% premium to the Prime public shareholders. This is an increase of 9.6% over Homestake's prior offer of a
0.675 exchange ratio.

         Under the terms of the revised offer, Prime shareholders other than Homestake will be entitled to receive the equivalent of 27.8 million Homestake common shares. Most Canadian shareholders of Prime who elect to receive HCI exchangeable shares will be able to defer any capital gains they would otherwise incur on the exchange. In addition, HCI exchangeable shares are not expected to be treated as foreign property for Canadian tax and investment purposes.

         The Prime Special Committee of Independent Directors has advised Homestake that the exchange ratio results in an offer that is slightly below the midpoint of the valuation range determined by RBC Dominion Securities, Inc., financial advisors to the Special Committee. However, the offer is well within the valuation range determined by RBC Dominion Securities. On that basis, and after taking other relevant factors into consideration, both the Prime Special Committee and the Board of Directors of Prime have advised Homestake that they intend to recommend approval of the transaction to the Prime shareholders.

          Jack E. Thompson, Chairman, President and Chief Executive Officer of Homestake commented: "I am pleased that our two companies were able to agree on a ratio that each could recommend to its shareholders. I believe that this acquisition is in the best interests of both Prime and Homestake shareholders and I am confident that they will support the transaction."


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         The transaction is to be structured as a plan of arrangement  under the
British Columbia Companies Act. Completion of the transaction is subject to final agreement on the definitive terms of the Arrangement Agreement. It is also subject to shareholder vote by Homestake, approval by the British Columbia Supreme Court, and approval by the Prime shareholders. A total of 75% of all Prime common shares represented at its shareholders' meeting, including the Prime shares owned by Homestake, must approve the transaction. In addition, the transaction must be approved by two-thirds of the Prime shares present and voting on the transaction, excluding the shares voted by Homestake and certain of its affiliates. If all the necessary approvals are obtained, completion of the transaction is expected in mid-December, 1998.

         The transaction is expected to simplify Homestake's corporate structure, unify the Company's presence in Canada and reduce costs associated with maintaining a separate public company. In addition, the increase in Homestake's equity interest in low-cost production and reserves resulting from this transaction will strengthen the Company's position as one of the world's leading gold mining companies.

         Prime Resources is a precious metals company that owns and operates mines in Canada. It owns 100% of the Eskay Creek mine, one of the highest-grade gold and silver mines in the world, and 100% of the Snip mine, a small, high-grade gold mine that is expected to cease production in the first quarter of 1999. Both of these underground mines are located in northwestern British Columbia. During the first six months of 1998, Prime's Eskay Creek mine processed 80,000 tons of ore containing 143,400 ounces of gold and 6.3 million ounces of silver, or 271,100 ounces of gold equivalent at a total cash cost of $127 per equivalent ounce. During the same period, Prime's Snip mine produced 79,000 tons of ore that yielded 50,500 ounces of gold at a total cash cost of $213 per equivalent ounce.

       Homestake Mining Company is an international gold mining company with operations and exploration activities in the United States, Canada, Australia and Chile. Homestake currently owns 50.6% of Prime Resources through Homestake's wholly owned subsidiary, Homestake Canada Inc. Homestake also has active exploration programs in Latin America, and development and/or evaluation projects in Chile and Bulgaria. Homestake began gold mining operations over 120 years ago, and is the oldest listed company on the New York Stock exchange still in its original business. It has received numerous industry environmental and safety awards for its responsible environmental health and safety stewardships.




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